UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) April 1, 2019

WATSCO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

1-5581	59-0778222
(Commission File Number)	(IRS Employer Identification No.)

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

(Address of Principal Executive Offices, Including Zip Code)

(305) 714-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2019, Stephen F. Rush was promoted to serve as Executive Vice President and Chief Operating Officer of Watsco, Inc., a Florida corporation (the “Company”). Mr. Rush joined the Company in 2001 and served in various leadership roles at several operating subsidiaries of the Company through 2016, when he assumed a non-executive advisory role in the Office of the President. As Executive Vice President and Chief Operating Officer, Mr. Rush will oversee the Company’s primary operating subsidiaries, while assuming other operational responsibilities of the Company. He brings core leadership skills from his more than 40 years of experience in the HVAC/R distribution industry.

Mr. Rush, who is 69 years old, will receive an annual base salary of $300,000 and will be eligible to receive a discretionary annual cash incentive. In connection with his promotion, the Company granted Mr. Rush 5,000 non-vested restricted shares of the Company’s Class B common stock that will cliff-vest in five years.

Other than as described in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Rush and any other person pursuant to which Mr. Rush was selected as an officer of the Company. Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction, or any currently proposed transaction, in which Mr. Rush had or will have a direct or indirect material interest in which the amount involved exceeded or would exceed $120,000. Mr. Rush has no family relationships with any of the Company’s directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WATSCO, INC.

Dated: April 5, 2019	By:	/s/ Ana M. Menendez
Ana M. Menendez, Chief Financial Officer